Exhibit 4.3

Consent of Independent Registered Public Accounting Firm

We consent to the reference made to our firm under the caption “Independent Registered Public Accounting Firm” in Part B of the Prospectus and to the use of our report dated December 14, 2016, in this Registration Statement (Form S-6 No. 333-213884) of Smart Trust 284, comprising Smart Trust, Enhanced Value II Trust, Series 16.

/s/ Grant Thornton LLP

Chicago, Illinois

December 14, 2016